Exhibit 99.1

AptarGroup’s Strong Operating Results Drive Record Quarterly Earnings Per Share

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 28, 2015--AptarGroup, Inc. (NYSE:ATR) today announced record quarterly earnings per share on both a reported basis and also after excluding the effect of a change in inventory valuation methods.

Second Quarter 2015 Summary

  Improved operating margins across each segment drove record earnings per share
  Reported earnings per share rose to a record $0.90 compared to $0.79 reported in the prior year
  Second quarter pre-tax earnings included a positive impact of approximately $7.4 million (approximately $0.08 per share after-tax) related to a change in accounting for certain inventories from the last in, first out (LIFO) method to the first in, first out (FIFO) method
  Excluding the effects of the change to the FIFO inventory valuation method, earnings per share were $0.82 compared to prior year currency-adjusted earnings per share of $0.68
  Excluding currency translation effects, core sales increased approximately 2% (reported sales decreased 11%)

SECOND QUARTER RESULTS

For the quarter ended June 30, 2015, reported sales decreased 11% to $594 million from $671 million a year ago. Excluding the negative impact from changes in currency exchange rates, core sales increased by approximately 2%.

Second Quarter Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Sales Growth Before Currency Effects (Core Sales)	(4%)	9%	9%	2%
Currency Effects (1)	(13%)	(15%)	(7%)	(13%)
Total Reported Sales Growth	(17%)	(6%)	2%	(11%)

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Stephen Hagge, President and CEO, said, “This was a strong quarter that once again reflected our ability to successfully execute our strategy. We offer a broad portfolio of dispensing solutions to a variety of end markets. Increases in demand across multiple markets drove volumes higher in our Pharma and Food + Beverage segments. This offset some weakness in certain markets served by our Beauty + Home segment. In addition, currency headwinds affected each business segment.”

Hagge continued, “I’m pleased that each of our segments reported improved operating margins compared to the prior year and that we achieved our highest level of quarterly earnings per share. We continue to successfully implement new customer projects while we maintain our focus on cost containment across all three of our business segments. This focus along with volume increases drove the strong operating margins in our Pharma and Food + Beverage segments. Our Beauty + Home segment did a terrific job of remaining responsive to our customers’ needs as we navigated through soft market conditions while pulling the right levers to improve the operating margin.”

During the second quarter of 2015, AptarGroup changed the method of valuing inventories at two U.S. locations that used the last in, first out (“LIFO”) method to the first in, first out (“FIFO”) method. With this change, all inventories are now valued using the FIFO method which more closely reflects current costs. The impact of the change resulted in pre-tax income in the second quarter of approximately $7.4 million, or approximately $0.08 per diluted share.

AptarGroup reported earnings per share of $0.90 compared to $0.79 per share a year ago. Excluding the effect of the inventory valuation method change, earnings per share were $0.82. Assuming a comparable foreign currency exchange rate environment, comparable earnings per share for the prior year were approximately $0.68.

YEAR-TO-DATE RESULTS

For the six months ended June 30, 2015, reported sales decreased 12% to approximately $1.18 billion from approximately $1.35 billion a year ago. Excluding the negative impact from changes in currency exchange rates, core sales were approximately equal to the prior year.

Six Months Year-to-Date Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Sales Growth Before Currency Effects (Core Sales)	(4%)	8%	2%	--
Currency Effects (1)	(12%)	(15%)	(6%)	(12%)
Total Reported Sales Growth	(16%)	(7%)	(4%)	(12%)

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Hagge commented on the year-to-date results, “Our reported figures through the first half of the year include significant negative translation effects stemming from the strong U.S. dollar relative to a year ago. When we exclude currency translation effects, our core sales were approximately equal to the prior year. Certain markets served by our Beauty + Home business remained soft through the first half but this was offset by the continued strong performance of our Pharma segment and the improvement in sales in our Food + Beverage segment.”

AptarGroup reported earnings per share of $1.59 compared to $1.49 per share a year ago. Excluding the effect of the inventory valuation method change made in the second quarter, earnings per share were $1.51. Assuming a comparable foreign currency exchange rate environment, comparable earnings per share for the prior year were approximately $1.27.

OUTLOOK

Commenting on AptarGroup’s outlook, Hagge said, “We are looking forward to building upon the progress we’ve made thus far this year. We are committed to investing in research and development and in the capital projects necessary to support our long-term growth. Certain macro-economic conditions could remain challenging in the near-term, including the stagnation affecting certain markets in Latin America and the global foreign exchange environment. However, we will stay focused and execute our strategy and in doing so, continue to help our customers grow their businesses with our innovative dispensing solutions.”

AptarGroup expects earnings per share for the third quarter to be in the range of $0.77 to $0.82 compared to $0.73 per share reported in the prior year. Assuming a comparable foreign currency exchange rate environment, comparable earnings per share for the prior year were approximately $0.65.

CASH DIVIDEND

As previously reported, the Board declared on July 16, 2015, a quarterly dividend of $0.28 per share, payable August 19, 2015 to shareholders of record as of July 29, 2015.

OPEN CONFERENCE CALL

There will be a conference call on Wednesday, July 29, 2015 at 7:00 a.m. Central Time to discuss AptarGroup’s second quarter results for 2015. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the website.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing solutions for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food, and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

This press release contains forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates,” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic conditions worldwide as well as potential deflationary conditions in regions we rely on for growth; political conditions worldwide; significant fluctuations in foreign currency exchange rates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of raw materials, components and other input costs; the availability of raw materials and components; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations, including changes in tax rates; direct or indirect consequences of acts of war or terrorism; work stoppages due to labor disputes; and competition, including technological advances. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net Sales	$594,275	$670,631	$1,184,086	$1,346,682
Cost of Sales (exclusive of depreciation
shown below)	375,278	451,051	761,257	904,462
Selling, Research & Development and
Administrative	89,312	96,486	185,499	203,160
Depreciation and Amortization	34,165	38,466	68,225	75,713
Operating Income	95,520	84,628	169,105	163,347
Other Income/(Expense):
Interest Expense	(9,195)	(5,246)	(16,498)	(10,127)
Interest Income	1,105	1,047	2,836	2,063
Equity in results of affiliates	(407)	(198)	(526)	(1,744)
Miscellaneous, net	(1,268)	(525)	(1,467)	(153)
Income before Income Taxes	85,755	79,706	153,450	153,386
Provision for Income Taxes	28,214	26,622	50,810	51,894
Net Income	$57,541	$53,084	$102,640	$101,492

Net (Income)/Loss Attributable to Noncontrolling Interests	(2)	(8)	70	(27)
Net Income Attributable to AptarGroup, Inc.	$57,539	$53,076	$102,710	$101,465
Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.92	$0.81	$1.64	$1.55
Diluted	$0.90	$0.79	$1.59	$1.49

Average Numbers of Shares Outstanding:
Basic	62,697	65,328	62,496	65,397
Diluted	64,276	67,438	64,603	68,042

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	June 30, 2015	December 31, 2014
ASSETS

Cash and Equivalents	$391,810	$399,762
Short-term Investments	66,897	-
Total Cash and Equivalents, and Short-term Investments	458,707	399,762
Receivables, net	435,448	406,976
Inventories	315,178	311,072
Other Current Assets	102,258	96,128
Total Current Assets	1,311,591	1,213,938
Net Property, Plant and Equipment	776,636	811,655
Goodwill, net	316,480	329,741
Other Assets	73,099	81,856
Total Assets	$2,477,806	$2,437,190

LIABILITIES AND EQUITY

Short-Term Obligations	$23,888	$251,976
Accounts Payable and Accrued Liabilities	377,569	352,762
Total Current Liabilities	401,457	604,738
Long-Term Obligations	813,007	588,892
Deferred Liabilities	135,652	139,644
Total Liabilities	1,350,116	1,333,274

AptarGroup, Inc. Stockholders' Equity	1,127,399	1,103,407
Noncontrolling Interests in Subsidiaries	291	509
Total Equity	1,127,690	1,103,916

Total Liabilities and Equity	$2,477,806	$2,437,190

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2015	2014	2015	2014
NET SALES
Beauty + Home	$319,124	$385,226	$648,539	$776,462
Pharma	183,300	195,690	361,969	390,039
Food + Beverage	91,851	89,715	173,578	180,181
Total Net Sales	$594,275	$670,631	$1,184,086	$1,346,682

SEGMENT INCOME (1)
Beauty + Home	$27,193	$27,198	$50,569	$54,979
Pharma	55,462	52,793	107,463	105,275
Food + Beverage	14,991	12,416	24,041	21,496
Corporate and Other	(3,801)	(8,502)	(14,961)	(20,300)
Total Income Before Interest and Taxes	$93,845	$83,905	$167,112	$161,450
Interest Expense, Net	(8,090)	(4,199)	(13,662)	(8,064)
Income before Income Taxes	$85,755	$79,706	$153,450	$153,386

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	8.5%	7.1%	7.8%	7.1%
Pharma	30.3%	27.0%	29.7%	27.0%
Food + Beverage	16.3%	13.8%	13.9%	11.9%
Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon segment income defined as earnings before net interest expense, certain corporate expenses, restructuring initiatives and income taxes.

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria, 815-477-0424